EXHIBIT 2.2

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 28, 2023, is entered into by and among Wonder Group, Inc., a Delaware corporation (“Parent”), Basil Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), solely for purposes of Section 1.1(b) hereof, Blue Apron Holdings, Inc., a Delaware corporation (“Company”), and FreshRealm, Inc., a Delaware corporation (“Holder” and, together with Parent, Purchaser and Company, the “Parties” and, each, a “Party”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (the “Shares”) set forth opposite Holder’s name on Schedule A (all such shares, together with any Shares acquired by Holder after the date hereof (including any Shares acquired pursuant to the terms hereof or upon any purchase, stock split, dividend, distribution, upon the exercise of any other option or warrant, or otherwise) the “Subject Shares”);

WHEREAS, Holder is the “Holder” under that certain Class A Common Stock Purchase Warrant, dated June 9, 2023, issued by the Company to Holder, pursuant to which Holder may exercise a right to purchase 1,268,574 shares of Company Class A Common Stock at a price of $0.01 per share (the “Holder Warrant”).

WHEREAS, Parent, Purchaser and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for Purchaser to commence an offer to purchase (the consummation of which is subject to the Minimum Condition) any and all of the issued and outstanding shares of Company Common Stock, and, following completion of the Offer, for the Merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO TENDER AND VOTE

1.1.            Warrant Exercise; Agreement to Tender.

(a) No later than three (3) days before the Offer is commenced within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Date”), Purchaser shall notify Holder in writing (e-mail being sufficient) of the anticipated Offer Date. Holder hereby agrees to fully exercise the Holder Warrant, in accordance with and subject to the terms of Section 2 of the Holder Warrant, on a date that is at least one (1) day before the Offer Date. Holder will (i) execute and deliver to the Company all documentation and payment reasonably necessary, in accordance with and subject to the terms of Section 2 of the Holder Warrant, to effect such exercise and accept the Warrant Shares (as defined in the Holder Warrant) in book entry form promptly. Unless Holder elects a cashless exercise pursuant to the terms of the Holder Warrant, Holder will wire the exercise price of $12,685.74 to the Company on or prior to the date the Holder Warrant is exercised.

(b) The Company hereby consents to the exercise by Holder of the Holder Warrant for all purposes of the Holder Warrant, including for purposes of Section 5 thereof. The Company will deliver or cause to be delivered the Warrant Shares in book entry form to Holder as promptly as practicable (but in no later than three (3) Business Days) after the date the Holder Warrant is exercised. The Company hereby represents and warrants to Holder that the Company Board has (1) approved the Merger Agreement and the transactions contemplated thereby and (2) approved, for purposes of Section 203 of the Delaware General Corporation Law or any other applicable anti-takeover laws and regulations, and any applicable provision of the Amended and Restated Certificate of Incorporation of the Company, this Agreement and the transactions contemplated hereby.

(c) Subject to the terms of this Agreement, Holder agrees to tender or cause to be tendered in the Offer all of Holder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens except for Permitted Liens (as defined below) as promptly as practicable (but in no event later than ten (10) Business Days) after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer. Without limiting the generality of the foregoing, in no event later than ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, Holder shall deliver or cause to be delivered pursuant to the terms of the Offer (a) (i) in the case of Subject Shares represented by a Certificate, a letter of transmittal with respect to all of Holder’s Subject Shares complying with the terms of the Offer or (ii) in the case of Uncertificated Shares, an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) and (b) all other documents or instruments, to the extent applicable, required to be delivered by other Company stockholders pursuant to the terms of the Offer in order to effect the valid tender of the Subject Shares. Holder agrees that, once any of Holder’s Subject Shares are tendered, Holder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. If the Oﬀer is terminated or withdrawn by Purchaser or the Merger Agreement is terminated prior to the purchase of the shares in the Oﬀer, Parent and Purchaser shall promptly return, and shall cause the Paying Agent or any other depository or paying agent acting on behalf of Parent and Purchaser, to promptly return to Holder all Subject Shares that had been tendered.

1.2. Agreement to Vote. Subject to the terms of this Agreement, Holder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until this Agreement is terminated in accordance with Section 5.2, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, Holder shall, in each case to the fullest extent that Holder’s Subject Shares are entitled to vote thereon: (a) appear (in person or by proxy) at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares owned as of the record date for such meeting (or the date that any written consent is executed by Holder) (i) against any action, agreement or transaction that, to the knowledge of Holder, would reasonably be expected to (A) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Holder contained in this Agreement or (B) result in any of the Offer Conditions not being timely satisfied; and (ii) against any Acquisition Proposal and against any amendment to the Company’s Certificate of Incorporation, bylaws or other corporate action (including any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of the Company, in each case, to the extent requiring approval of stockholders of a corporation under the Delaware General Corporation Law) involving the Company that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 1.2 shall require Holder to vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, any amendment to the Merger Agreement (including any schedule to or exhibit thereof) or the taking of any action that could result in the amendment, modification or waiver of a provision therein, in each case, in a manner that (1) decreases the amount, or changes the form, of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement, (2) imposes any material restrictions or additional conditions on the consummation of the Offer or the Merger or the payment of the consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement, (3) extends the Outside Date or (4) amends any other term or condition of the Merger Agreement in a manner that is adverse to Holder. Until the Subject Shares are accepted for payment in the Offer, Holder shall retain at all times the right to vote the Subject Shares in Holder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. Except as set forth in this Section 1.2, nothing in this Agreement shall limit the right of Holder to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company. For the avoidance of doubt, the foregoing commitments in Sections 1.1 and 1.2 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares for which Holder serves in any trustee, partner, shareholder or similar capacity and, in such capacity, has discretionary authority with respect to such Subject Shares.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder represents and warrants to Parent and Purchaser that:

2.1. Authorization; Binding Agreement. Holder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within Holder’s entity powers and have been duly authorized by all necessary entity actions on the part of Holder, and Holder has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Holder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Holder, and assuming due authorization, execution and delivery by Parent, Purchaser and Company, constitutes a valid and binding obligation of Holder enforceable against Holder in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by Holder nor the consummation of the transactions contemplated hereby nor compliance by Holder with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Holder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any contract or other legally binding instrument or obligation to which Holder is a party or by which Holder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including any Subject Securities (as defined below)) of Holder (other than one created by Parent or Purchaser), or (e) violate any legal requirement applicable to Holder or by which any of its assets (including any Subject Securities) are bound, except as would not, in the case of each of clauses (c), (d) and (e), reasonably be expected to have, individually or in the aggregate, a material adverse effect on Holder’s ability to timely perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notifications, approvals or other consents are required to be obtained by Holder from, or to be given by Holder to, or be made by Holder with, any Governmental Entity in connection with the execution, delivery and performance by Holder of this Agreement.

2.3. Ownership of Subject Securities; Total Shares. Exhibit A attached hereto sets forth, as of the date hereof, all shares of Company Common Stock, Company Warrants, Company Stock Options, Company RSUs and Company PSUs of which Holder has record or beneficial ownership (all such securities, “Subject Securities”). As of the date hereof, Holder is and (except with any Subject Shares Transferred in accordance with Section 4.1 or accepted for payment pursuant to the Offer) at all times during the term of this Agreement will be, the sole record owner (except for any Subject Shares held in “street name” as set forth in Schedule 2.3) and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all Holder’s Subject Securities and has good and marketable title to all Subject Securities free and clear of any Lien, except for (i) any such Lien that may be imposed pursuant to this Agreement or the Holder Warrant and (ii) transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws (collectively, “Permitted Liens” ). The Subject Securities listed on Schedule A opposite Holder’s name include all of the shares of “voting stock” of the Company of which Holder is the “owner” (as such terms are defined in Section 203 of the Delaware General Corporation Law) as of the time that the Company Board approved the Merger Agreement. Without limiting the foregoing, as of the date hereof, other than the Subject Securities listed on Schedule A, Holder does not own beneficially or of record, and does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable or redeemable for shares of Company Common Stock) or any interest therein.

2.4. Voting Power. Except as provided in this Agreement, Holder has, and, until this Agreement is terminated in accordance with Section 5.2, will have, full voting power with respect to all Holder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Holder’s Subject Securities. None of Holder’s Subject Securities are or will be subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and in the Holder Warrant. Holder has not entered into any contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of Holder’s obligations hereunder.

2.5. Reliance. Holder has been represented by or had the opportunity to be represented by independent counsel of his, her or its own choosing and has had the right and opportunity to consult with his, her or its attorney, and to the extent, if any, that Holder desires, Holder availed himself, herself or itself of such right and opportunity. Holder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Holder’s execution, delivery and performance of this Agreement.

2.6. Absence of Litigation. With respect to Holder, as of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending against, or, to the actual knowledge of Holder, threatened in writing against Holder or any of Holder’s assets (including any Subject Securities) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by Holder of the transactions contemplated by this Agreement or otherwise materially impair Holder’s ability to perform its obligations hereunder.

2.7. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to Holder that:

3.1. Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of Delaware. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

3.2. Authority for this Agreement. Each of Parent and Purchaser has the corporate power and authority, and has taken all corporate action necessary, to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by Holder and Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

ARTICLE IV
ADDITIONAL COVENANTS OF HOLDER

Holder hereby covenants and agrees that until the termination of this Agreement in accordance with Section 5.2:

4.1. No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, Holder shall not, directly or indirectly, without the prior written consent of Parent, (a) create or permit to exist any Lien, other than Permitted Liens, on any of Holder’s Subject Securities, (b) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of Holder’s Subject Securities, or any right or interest therein (or consent to any of the foregoing), (c) enter into any contract with respect to any Transfer of Holder’s Subject Securities or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any Holder’s Subject Securities, (e) deposit or permit the deposit of any of Holder’s Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of Holder’s Subject Securities, (f) enter into any contract that is materially inconsistent with, or which would materially restrict, impair or interfere with the performance of Holder’s obligations hereunder, or (g) approve or consent to any of the foregoing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of Holder’s Subject Securities in the Company shall occur (including, but not limited to, a sale by Holder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement in accordance with Section 5.2. Notwithstanding the foregoing, Holder may make Transfers of its Subject Securities as Parent may agree in writing in its sole discretion. Notwithstanding the foregoing, Holder may Transfer Subject Securities (i) to any Affiliate of Holder, (ii) to any custodian or nominee for the purpose of the Subject Securities for the account of Holder or (iii) in connection with the tender of the Subject Securities in the Offer; provided that (1) such Transfer shall be permitted only if all of the representations and warranties in this Agreement with respect to Holder would be true and correct in all material respects upon the completion of such Transfer with respect the transferee of the Transfer and (2) the transferee of the Transfer contemplated in the foregoing clause (i) shall have, prior to any such Transfer, executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a “Holder” for all purposes of this Agreement. Holder agrees that it shall not become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Holder shall notify Parent as promptly as practicable in writing the number of any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable or redeemable for Company Common Stock) of which Holder acquires record or beneficial ownership on or after the date hereof (other than any Shares acquired pursuant to the exercise of the Holder Warrant pursuant to the terms hereof).

4.2. No Exercise of Appraisal Rights. Holder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of Holder’s Subject Shares that may arise in connection with the Offer and the Merger.

4.3. Documentation and Information. Holder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable legal requirements (including the filing of any Schedule 13D amendments or Form 4 with the SEC which may include this Agreement as an exhibit thereto) (provided that, to the extent practicable and not prohibited by law, reasonable notice of any such disclosure will be provided to Parent and Holder shall reasonably consult with Parent and Purchaser with respect to such disclosure), (b) for the making of any such public announcement (including on websites) regarding this Agreement and the transactions contemplated hereby solely containing information that is consistent with previous public announcements made jointly or otherwise agreed by the Parties in accordance with this Section 4.3 or by the parties to the Merger Agreement or (c) for disclosures made in connection with any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. Holder consents to and hereby authorizes the Company, Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, including Schedule 14D-9, and any press release or other disclosure document that the Company, Parent or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by this Agreement or the Merger Agreement, Holder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Holder’s commitments and obligations under this Agreement, and Holder acknowledges that Parent and Purchaser may (provided that Holder shall have a reasonable opportunity to review and approve prior to any such filing that portion of any disclosure that identifies Holder by name or other identifiable description, such approval not to be unreasonably withheld, conditioned or delayed) file this Agreement or a form hereof with the SEC or any other Governmental Entity. Holder agrees to promptly give Parent any information it may reasonably request for the preparation of any such disclosure documents, and Holder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Holder specifically for use in any such disclosure document, if and to the extent Holder becomes aware that any such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.4. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities and the term “Subject Shares” and “Subject Securities,” as applicable, shall be deemed to refer to and include such securities.

4.5. Waiver of Certain Actions. Holder hereby agrees not to commence or participate in, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action, suit, proceeding, claim, arbitration or investigation, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Acceptance Time or the Closing), except to enforce the terms hereof or thereof or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

4.6. No Solicitation. Holder, solely in its capacity as a stockholder of the Company, shall not, and shall direct its Representatives involved in the transactions contemplated by this Agreement not to: (a) directly or indirectly, solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal or (c) resolve or agree to do any of the foregoing; provided that, to the extent that the Company is permitted to take any action, or not prohibited from taking any action, pursuant to Section 6.1 of the Merger Agreement, Holder and its Representatives also shall be so permitted and/or not prohibited. Holder shall, and shall direct its Representatives involved in the transactions contemplated by this Agreement to, immediately cease any solicitation, discussions or negotiations with any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) with respect to any Acquisition Proposal or potential Acquisition Proposal that could reasonably be expected to lead to an Acquisition Proposal; provided further that the foregoing shall not serve to limit or restrict any actions taken by Holder pursuant to any agreements, arrangements or understandings in effect as of the date hereof between Holder and its Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand. Notwithstanding the foregoing, Holder or its Representatives may, solely in response to an inquiry or proposal that did not result from a material breach of this Section 4.6, inform a Person that has made or, to the knowledge of Holder or its Representatives (as applicable), is considering making an Acquisition Proposal of the restrictions of this Section 4.6 and Section 6.1 of the Merger Agreement. Holder acknowledges and agrees that, for purposes of determining whether a breach of this Section 4.6 has occurred, the actions of Holder’s directors and Representatives acting in their authorized capacities at the direction and on behalf of Holder shall be deemed to be the actions of Holder, and Holder shall be responsible for any breach of this Section 4.6 by its directors and Representatives acting in their authorized capacities at the direction and on behalf of Holder.

ARTICLE V
MISCELLANEOUS

5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or (d) when delivered by email, which email must state that it is being delivered pursuant to this Section 5.1 and no failure of delivery is received), in each case to the intended receipt as set forth below:

(a)   If to Parent or Purchaser, to:

Wonder Group Inc.
4 World Trade Center

150 Greenwich Street, 57th Floor
New York NY 10007

Attn:	[***]
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041

Attn:	Kris S. Withrow
David K. Michaels
E-mail:	kwithrow@fenwick.com
dmichaels@fenwick.com

(b)   If to Holder:

FreshRealm, Inc.

1330 Calle Avanzado

San Clemente, CA 92673

Attn:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, New York 10017

Attn:	Jessica A. Asrat
Jakob Rendtorff
Mark C. Viera
E-mail:	jessica.asrat@stblaw.com
jrendtorff@stblaw.com
mark.viera@stblaw.com

(c)   If to Company:

Blue Apron Holdings, Inc.
28 Liberty Street
New York, NY 10005

Attn:	[***]
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007

Attn:	Christopher D. Barnstable-Brown, Esq.
Mark Nylen, Esq.
E-mail:	cbb@wilmerhale.com
mark.nylen@wilmerhale.com

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination or withdrawal of the Offer or the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any modification, waiver or amendment to the Merger Agreement or the Offer that is effected without Holder’s prior written consent (i) that decreases the amount, or changes the form, of consideration payable pursuant to the terms of the Merger Agreement, imposes any non-immaterial conditions, requirements or restrictions on, Holder’s right to receive the consideration payable to Holder or that materially delays the timing of any such payment, or (ii) otherwise in a manner adverse (directly or indirectly) to Holder, or (d) the mutual written consent of Parent and Holder. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any Party from liability for any willful and material breach of Section 1.1(a) prior to termination hereof and (y) the last sentence of Section 1.1(c) and the provisions of this Article V shall survive any termination of this Agreement in accordance with Section 5.2.

5.3. Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designed as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the Parties. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations and other acts of the other Parties, (b) waive any inaccuracies of the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or covenants contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument and signed on behalf of such Party; provided that it is agreed that any extension or waiver by the Parent shall also be an effective extension or waiver by the Purchaser. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.4. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

5.5. Assignability. Neither this Agreement nor any of the rights, interest or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation or law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

5.6. Entire Agreement; Counterparts. This Agreement (including the Schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

5.7. Enforcement of the Agreement. Irreparable damage would occur in the event that any provision of this Agreement were not performed by any Party in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies, even if available, would not be an adequate remedy for any such damages, including if any Party fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. Accordingly, in the event of any breach or threatened breach by a Party of any of its respective covenants or obligations set forth in this Agreement, the Parent and Purchaser (in the case of a breach or threatened breach by Company or Holder) or Holder (in the case of a breach or threatened breach by Parent, Purchaser or Company) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms of this Agreement in the courts described in Section 5.8(a) without proof of damages or otherwise to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a Party under this Agreement, in each case without posting a bond or other security and in addition to any other remedy to which such Party is entitled. Each of Party agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or not an appropriate remedy for any reason at law or equity, and not to assert that a remedy of monetary damages would provide an adequate remedy at law.

5.8. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required by any other Person with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.8(a), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8(b).

5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

5.10. Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

5.11. Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

5.12. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile, an electronic scan delivered by electronic mail or DocuSign or another electronic signature platform), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

5.13. Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (l) references to “make available” or “made available” shall include availability through an electronic data room, through EDGAR or otherwise; and (m) each day shall be deemed to end at 11:59 p.m., Eastern time, on the applicable day. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

5.13. Further Assurances. Upon the reasonable request of Parent, Holder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to perform its obligations under this Agreement.

5.14. Nonsurvival of Representations and Warranties. None of the representations and warranties of this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

5.15. No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all Parties.

5.16. No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Holder, and neither Parent nor Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Holder in the voting of any of the shares of Company Common Stock, except as otherwise provided herein.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

WONDER GROUP, INC.

By:	/s/ Marc Lore
Name:	Marc Lore
Title:	Chief Executive Officer

BASIL MERGER CORPORATION

By:	/s/ Marc Lore
Name:	Marc Lore
Title:	Chief Executive Officer

[Signature Page to Tender and Support Agreement]

FRESHREALM, INC.

By:	/s/ Michael Lippold
Name:	Michael Lippold
Title:	Chief Executive Officer

[Signature Page to Tender and Support Agreement]

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name:	Linda Findley
Title:	President and Chief Executive Officer

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Holder	Company Common Stock	Shares Underlying Company Warrants	Company Stock Options	Company RSUs	Company PSUs
FreshRealm, Inc.	0	1,268,574	0	0	0

[Exhibit A to Tender and Support Agreement]